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                                                                Exhibit 99(c)(5)
FORREST CORPORATION
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                                                                    CONFIDENTIAL

October 29, 1999

SERVCO
Attention: Charles Schugart, President

         RE: Forrest/Servco Transaction (All terms used herein shall have the definitions ascribed to them in the 10/22/99 draft Agreement and Plan of Merger between Forrest, Forrest Acquisition Sub, Inc. and Servco)

Dear Charles:

     As we discussed by telephone on October 28, 1999, Parent has incurred, and is continuing to incur, substantial out-of-pocket fees and expenses in connection with the proposed transaction with the Company. As an inducement for Parent to continue incurring such fees and expenses and in light of the unexpected volatility in the trading price of the Common Stock and resulting uncertainty that it creates for a transaction being consummated, the Company agrees that if within six months of the date hereof an Acquisition Proposal is accepted and the related transaction consummated pursuant to a definitive agreement or otherwise, then in such event the Company shall pay to Parent (within two business days after the Company consummates any such Acquisition Proposal) an amount equal to the out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, the Agreement and the consummation of the transactions contemplated thereby.

     The terms and provisions of this letter shall terminate upon the earlier of six months from the date hereof and the execution of a definitive Agreement.

     Please confirm that the foregoing accurately states our agreement by signing and returning the duplicate original of this letter.

                                            Sincerely,

                                                    /s/ RONALD SHUFF
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                                            Ronald Shuff
                                            Vice President, Secretary and
                                            General Counsel

Accepted and agreed as of
October 29, 1999 by:
SERVCO

By:       /s/ CHARLES SCHUGART
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    Charles Schugart, President